EXHIBIT 23.12

KPMG Auditores S.L.

Board of Directors of Telefónica, S.A.
Board of Directors of Terra Networks, S.A.

13 April 2005

Dear Members of the Boards of Directors:

We hereby consent to the inclusion of our report in relation to the plan for the merger by absorption of Terra Networks S.A. (“Terra Networks”) by Telefónica, S.A. (“Telefonica”), addressed to the boards of directors of Telefonica and Terra Networks pursuant to the provisions of article 236 of the Revised Text of the Spanish Corporations Law, as Annex C-1 to, and reference thereto under the caption “SUMMARY–Report of the Spanish Independent Expert Appointed Pursuant to Spanish Law” in, the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form F-4 of Telefonica. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Ana Martinez Ramón

Ana Martinez Ramón
KPMG Auditores, S.L.